Exhibit 99.4

[Sterling Financial Corporation letterhead]

NOTICE OF RESTRICTED STOCK AWARD

PARTICIPANT:
[First Name] [Last Name]	GRANT DATE:	[Date]
[Address]	PLAN:	SFC 2010 Long-Term
[City], [State] [Zip Code]		Incentive Plan
	NUMBER OF SHARES:	[# of Shares]

Effective [Date] (the “Grant Date”), you have been granted a Restricted Stock Award (this “Award”) for [# of Shares] Shares of Sterling Financial Corporation (the “Company”) common stock.

This Notice of Restricted Stock Award (this “Notice”) together with the 2010 Sterling Financial Corporation Long-Term Incentive Plan (the “Plan”) and the corresponding Restricted Stock Agreement (the “Agreement” or “Award Agreement” and, together with this Notice and the Plan, the “Restricted Stock Award Documents”) delivered to you and in effect as of the Grant Date, contain the terms of your Award. The Plan and the Agreement are hereby incorporated by reference and made a part of this Notice.

Vesting Conditions

Except as otherwise set forth in the Restricted Stock Award Documents, the Shares subject to this Award will vest in each period as follows:

{INSERT VESTING LANGUAGE}

*If the vesting schedule described herein would result in the vesting of a fraction of a Share on any vesting date, that fractional Share shall be rounded to the nearest whole Share.

Award Approval:		Date:	[DATE]
(Signature)	Andrew J. Schultheis, Corporate Secretary

Note: If there are any discrepancies in the name or address shown above, please make the appropriate corrections on this form.

Acknowledgement and Agreement

By acknowledging and agreeing to the Award on the terms set forth in the Restricted Stock Award Documents, you represent and warrant to the Company that:

(a)	you have received a copy of the Restricted Stock Award Documents, under which the Award is granted and governed;

(b)	you have read and reviewed the Restricted Stock Award Documents in their entirety;

(c)	you fully understand all provisions of the Restricted Stock Award Documents;

(d)	you hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Administrator of the Plan upon any questions arising under the Restricted Stock Award Documents;

(e)	your rights to any shares underlying this Award will only be earned as you provide services to the Company over time and satisfy the performance criteria, if any, provided under the Vesting Conditions in this Notice;

(f)	nothing in the Restricted Stock Award Documents bestows upon you any right to continue your current employment or consulting relationship with the Company for any period of time, nor does it interfere in any way with your right or the Company’s right to terminate that relationship at any time, for any reason, with or without cause;

(g)	you agree, unless otherwise paid back to the Company by you, that the Company shall have the right to offset the amount of the Award that is to be forfeited or repaid under Section 20, Clawback and EESA/CPP/TARP Restrictions, of the Plan against any current amounts due to you, including, but not limited to, salary, incentive compensation, Awards under the Plan, severance, deferred compensation or any other funds due to you from Company; and

(h)	you will not, directly or indirectly, solicit or take away any customer or client of the Company on behalf of any entity that is, or is a holding company for, a bank, savings and loan association or other financial services business engaged in a business that competes with the Company; you will not solicit, directly or indirectly, any employees of the Company for new employment or otherwise interfere with the relationship between the Company and its employees; and you acknowledge and agree that any unvested or undistributed portion of the Award will be subject to forfeiture in the Administrator’s sole discretion if you violate the non-solicitation provisions of this paragraph (h).

By my signature below, I hereby acknowledge receipt of this Award granted on the date shown above, which has been issued to me under the terms and conditions of the Restricted Stock Award Documents, and I hereby agree to the terms and conditions of such Restricted Stock Award Documents, including the offset provision provided in paragraph (g) above and the non-solicitation provisions of paragraph (h) above. I further acknowledge receipt of the copy of the Plan and the Award Agreement and agree to conform to all of the terms and conditions of the attached Award Agreement and the Plan.

Signature:		Date:
[First Name] [Last Name]

[Sterling Financial Corporation letterhead]

RESTRICTED STOCK AGREEMENT

Pursuant to the terms of the Notice of Restricted Stock Award (the “Notice”) and this Restricted Stock Agreement (the “Agreement” or “Award Agreement”), Sterling Financial Corporation, including its Subsidiaries and any successor corporation (the “Company”) grants to the Participant named in the Notice (the “Participant”), in consideration for Participant’s services to the Company, restricted stock (the “Award”) pursuant to the Company’s 2010 Long-Term Incentive Plan (the “Plan”), which is incorporated herein by reference, subject to the restrictions and conditions contained herein.

1. Grant of Restricted Stock. The Company hereby grants to the Participant this Award to receive a total number of shares of Common Stock (the “Shares”) set forth in the Notice, subject to the terms, conditions, definitions and provisions of the Plan, and the terms of this Agreement. Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings as defined in the Plan. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan shall prevail.

2. Vesting. Each Award of Restricted Stock may be made subject to Vesting Conditions based upon the satisfaction of such requirements, conditions, restrictions or performance goals as shall be established by the Administrator and set forth in the Notice. The Administrator, in its discretion, may accelerate the time at which any restrictions or other Vesting Conditions will lapse or be removed.

3. Effect of Termination of Continuous Service.

a. Generally. Except as otherwise provided by the Administrator in its discretion or as set forth in this Award Agreement, if a Participant’s Continuous Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or Disability), the Participant shall forfeit to the Company any Shares of Restricted Stock that remain subject to Vesting Conditions as of the date the Participant’s Continuous Service is terminated.

b. Change in Control. In the event of a Change in Control and the successor corporation does not assume or substitute for the Award, the Participant will fully vest in all of his or her outstanding Awards, all restrictions on Restricted Stock will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other Vesting Conditions will be deemed achieved at 100% on-target levels and all other terms and conditions met.

c. Termination following a Change in Control.

i. Employee Awards. If the successor corporation does assume or substitute for the Award, notwithstanding the Vesting Conditions set forth in the Notice, if Participant’s Continuous Service with the Company is terminated by the Company or successor corporation without Cause or by the Participant with Good Reason, as defined below, within one year following the occurrence of a Change in Control, the Participant shall immediately become 100% vested in the Award.

ii. Outside Director Awards. With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or within one year following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or SARs as to all of the Optioned Stock, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock will lapse, and, with respect to Performance Shares, all performance goals or other Vesting Conditions will be deemed achieved at 100% on-target levels and all other terms and conditions met.

d. Good Reason Defined. For purposes of this Section 3 of this Agreement, “Good Reason” shall mean a termination of the Participant’s Continuous Service by the Participant following the occurrence of any of the following events:

i. Inferior Duties. The assignment of duties by the Company to Participant, without his or her express written consent, that (A) are inferior to Participant’s duties on the Grant Date in any material respect or (B) result in Participant having inconsequential authority or responsibility compared to the authority or responsibility he or she had on the Grant Date.

ii. Base Compensation Reduction. A material reduction by the Company of Participant’s Base Salary.

iii. Relocation. Participant, without his or her written consent, is required by him or her employment to perform a substantial part of his or her duties at one or more locations more than fifty miles distant from his or her employment location prior to the Change in Control.

iv. Breach. A material breach by the Company of any provision of this agreement or the Participant’s employment agreement, if any.

If an event constituting Good Reason has occurred without the Participant’s consent, the Participant’s termination for Good Reason must occur within two years of the first occurrence of such event. The Participant shall give written notice to the Company of the existence of an event constituting Good Reason within 90 days of the initial occurrence of such event, and the Company will have 60 days to cure or otherwise obtain Participant’s express written consent to the occurrence or continuance of such event. If Participant’s employment is terminated for Good Reason, it will be treated as an involuntary separation from service under Code Section 409A. Notwithstanding the foregoing, if Good Reason or an equivalent term is otherwise defined in the Participant’s employment agreement, in which case Good Reason shall have the meaning provided in such employment agreement.

4. Payment; Tax Withholding. No cash payment is required for the Shares, although the Participant will be required to tender payment in a form acceptable to the Company for the amount of any withholding taxes due, including but not limited to those amounts due as a result of the award or vesting of the Shares or the issuance of any shares of Common Stock following the vesting of the Shares. Such amount may be delivered to the Company by any of the following means or by a combination of such means: (a) paying cash, or (b) having the Company withhold otherwise deliverable cash or Shares with a Fair Market Value equal to the minimum statutory amount required to be withheld; provided however, that with respect to any portion of an Award that is subject to withholding taxes on the Grant Date, the Administrator shall have the discretion to require that the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld.

5. Issuance of Shares. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions or other Vesting Conditions on such Shares have lapsed or otherwise been satisfied. Subject to the terms and provisions of the Plan and this Agreement, Shares of Restricted Stock covered by this Award will be released from escrow as soon as practicable after the satisfaction of the Vesting Conditions and any tax withholding obligations, or at such other time as the Administrator may determine.

6. Rights as Shareholder/Dividend Rights. Until the Shares are vested (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other distribution rights as a shareholder will exist with respect to the Share of Restricted Stock. No adjustment will be made for a dividend or other distribution right for which the record date is prior to the date the Shares are vested, except as provided in Section 3(d) of the Plan.

7. Securities Law Compliance. The Participant will not be issued any Shares upon the vesting of the Participant’s Award unless the Shares are either (a) then registered under the Securities Act or (b) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Participant’s Award must also comply with other Applicable Laws and regulations governing the Award, and the Participant will not receive such Shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

8. Non-Transferability of Award. None of the Shares or any beneficial interest therein may be transferred in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Participant only by the Participant. If the Administrator makes an award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

9. Tax Consequences. The Participant agrees that the Participant has had the opportunity to review with the Participant’s own tax advisors the federal, state and local income and employment tax consequences of the grant to the Participant of the Award and the vesting of the Award. The Participant is relying solely on the advice of the Participant’s own advisors and not on statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) will be responsible for the Participant’s own tax liability as a result of the grant or vesting of the Participant’s Award.

10. Clawback And EESA/CPP/TARP Restrictions.

(a) Clawback. Any Award granted under the Plan may be subject to forfeiture or repayment (such forfeiture or repayment a “clawback”), in the Administrator’s sole discretion, if the Award or payout of the Award is based on performance metrics that are determined to be materially inaccurate, manipulated or fraudulent in nature. The Administrator shall have authority to determine the amount of the Award that may be forfeited or subject to repayment and may determine, in its sole discretion, not to implement a clawback, unless the clawback is mandated by Applicable Laws.

(b) Offset. Unless otherwise paid back to the Company by Participant, the Company shall have the right to offset the amount of the Award that is to be forfeited or repaid under Section 20 of the Plan against any current amounts due to the Participant, including, but not limited to, salary, incentive compensation, Awards under the Plan, severance, deferred compensation or any other funds due to the Participant from Company.

(c) Other EESA/CPP/TARP Limitations and Waiver. To the extent that a Participant and an Award are subject to Section 111 of the Emergency Economic Stabilization Act of 2008, as amended, and any regulations, guidance or interpretations that may from time to time be promulgated thereunder (“EESA”), then any payment of any kind provided for by, or accrued with respect to, the Award must comply with EESA, and the Award Agreement and the Plan shall be interpreted or reformed to so comply. If the making of any payment pursuant to, or accrued with respect to, the Award would violate EESA or other Applicable Laws, or if the making of such payment, or accrual, may in the judgment of the Company limit or adversely impact the ability of the Company to participate in, or the terms of the Company’s participation in, the Troubled Asset Relief Program (“TARP”), the Capital Purchase Program (“CPP”), or to qualify for any other relief under EESA, the affected Participants shall be deemed to have waived their rights to such payments or accruals. If applicable, Participants will grant to the U.S. Department of the Treasury (“Treasury”)(or other body of the U.S. government) and to the Company a waiver in a form acceptable to the Treasury (or other applicable body of the U.S. government) and the Company releasing the Treasury (or such other body) and the Company from any claims that Participants may otherwise have as a result of the issuance of any regulations, guidance or interpretations that adversely modify the terms of an Award that would not otherwise comply with the executive compensation and corporate governance requirements of EESA, other Applicable Laws, or any securities purchase agreement or other agreement entered into between the Company and the Treasury (or other body) pursuant to EESA.

11. Non-Solicitation. Any Award granted under the Plan may be subject to forfeiture, in the Administrator’s sole discretion, if the Participant violates the non-solicitation provisions provided in the Notice.

12. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

13. Miscellaneous.

(a) The rights and obligations of the Company under the Participant’s Award shall be transferable by the Company to any one or more persons or entities.

(b) The Participant agrees upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of the Participant’s Award.

(c) The Participant acknowledges and agrees that the Participant has reviewed the Award in its entirety, has had an opportunity to obtain the advice of counsel prior to executing and accepting the Award and fully understands all provisions of the Award.

14. Governing Plan Document. The Participant’s Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of the Participant’s Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of the Participant’s Award and those of the Plan, the provisions of the Plan shall control.

15. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

16. Entire Agreement. This Agreement, the Notice and the Plan constitute the parties’ entire understanding with respect to the subject matter herein.

17. Governing Law. The Plan, the Notice and this Agreement shall be governed by the laws of the State of Washington, except as superseded by federal law, and shall be construed in accordance with other Applicable Laws to the extent not in conflict with Washington law or federal law.

18. Severability. If any provision of this Agreement is held to be invalid or unenforceable, such provision shall be severable from the other provisions of this Agreement, which shall continue in full force and effect.

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